PRICING SUPPLEMENT NUMBER 14                                Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                     424(b)(2) and 424(c)
CUSIP 71345L EC-8                                           File No. 33-64243

                                  $250,000,000


                                 PepsiCo, Inc.



                   5.75%  DEBT SECURITIES DUE JANUARY 15, 2008
                            Interest Payable Semiannually

                             -----------------------


     Type of Securities:                  Fixed Rate Debt Securities

     Underwriters:                        Bear, Stearns & Co. Inc.
                                          UBS Securities LLC

     Initial Offering Price:              98.604%

     Underwriter's Discount:              0.443%

     Currency:                            U. S. Dollars

     Date of Issue:                       January 14, 1998

     Issuance form:                       Book entry

     Scheduled Maturity Date:             January 15, 2008

     Interest Rate:                       5.75% per annum

     Day count basis:                     30/360

     Interest Accrual Date:               January  14,  1998, or the most recent
                                          date for which interest has been paid
                                          or provided for, as the case may be.
                                          Interest  will  accrue  from  each
                                          Interest Accrual Date to but excluding
                                          the next succeeding Interest Payment
                                          Date.

     Interest Payment Dates:              Semiannually  on each  July  15 and
                                          January 15,  commencing  July 15, 1998
                                          and ending on the Scheduled Maturity
                                          Date

     Principal Payment Date:              Scheduled Maturity Date

     Business Days:                       New York

     Calculation Agent:                   PepsiCo, Inc.

     Optional Redemption Dates:           Not applicable

     Option to elect prepayment:          None

     Sinking fund:                        Not applicable

     Settlement Date:                     January 14, 1998

     Minimum Denomination:                $10,000.00

The 5.75% Debt Securities Due January 15, 2008 (the "Debt Securities") will be purchased by the Underwriters, severally and not jointly, at 98.161% of their principal amount, and will be offered to the public at 98.604% of their principal amount (the "Initial Offering Price"). The Underwriters have advised PepsiCo that they intend to offer all or part of the Debt Securities directly to the public initially at the Initial Offering Price of such Debt Securities. After the Debt Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

For U.S. federal income tax purposes, the Debt Securities will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.

The Underwriters and certain of their affiliates have provided financial and commercial banking services for PepsiCo from time to time, in the ordinary course of business.


      ------------------------------                 ---------------------------

       BEAR, STEARNS & CO. INC.                            UBS SECURITIES

      ------------------------------                 ---------------------------


January 9, 1998